Exhibit 10.2

Constellium Employees Performance Award (EPA) Plan

CONSTELLIUM

Employee Performance

Award (EPA) Plan

Plan Description

All Constellium Employees

JG 28 and above

May 2012

Constellium Employees Performance Award (EPA) Plan

General

Introduction to Constellium Employees Performance Award (EPA) Plan

The Employee Performance Award (EPA) plan is an annual Constellium bonus scheme which will be linked to the achievement of defined (i) Financial Performance, (ii) Environment, Health and Safety performance (EHS) and (iii) Individual/Team objectives (ITO) targets. It is designed to provide a performance-related reward to employees who contribute substantially to the success of Constellium

The EPA plan comprises three elements:

Financial Performance Award:	70%
EHS Objectives:	10%
Individual / Team Objectives:	20%

Financial objectives of Engineered Products are defined and approved by the Remuneration Committee of the Board (RemCom) at the beginning of each performance period.

The EHS objectives regarding the different entities within Constellium will be defined at the beginning of each performance period and approved by the Audit Committee of the Board.

Individual/Team objectives are set and approved by the applicable supervisor according to the Individual Performance Career and Management (IPCM) process.

The employee personal contribution assessment will be managed through the IPCM cycle.

EPA target percentage awards are set by job grade and are intended to reflect a competitive level of incentive compensation for managers in comparable positions in other companies. The EPA is intended to provide annual cash compensation (salary plus target bonus) which is competitive with comparable companies operating in the same geographic region. To assist in meeting this objective the EPA percentage awards have been prepared after consideration of independent market surveys;

Constellium Employees Performance Award (EPA) Plan

Description of the Plan

Participation	Employees of Constellium Group of companies, in position grades 28 and above in the current Constellium grading structure, are eligible to participate in the EPA plan.

Period of Participation	Employees becoming eligible to participate in the EPA plan during the course of a performance period are entitled to an award pro-rated for the number of months of participation assuming the employee remains employed at the end of a performance period.

If an employee resigns from Constellium or is terminated for cause, no EPA related to the relevant performance period will be paid.

If an employee is terminated without cause before June 30 of each performance period, no EPA related to the relevant performance period will be paid.

If an employee is terminated without cause between July 1 and December 31, a pro rated award is calculated and paid based on the date of termination and the performance rating for the year.

Control	The Remuneration Committee of the board has full and exclusive power to interpret the EPA plan rules and to make, amend, and rescind rules and regulations for its administration.

Performance Period	All award metrics are set and measured on a calendar year basis, i.e., from January 1 to December 31. The objective is to pay the EPA prior to March 15 (for U.S.) and April 1 (for all other countries) of the calendar year following the end of the performance period.

Target Award	Each position has a target award expressed as a percentage of the base salary at December 31st of the bonus year, reflecting both the responsibilities of the position and competitive compensation levels.

Constellium Employees Performance Award (EPA) Plan

Performance Award Components

Financial Performance Award

To reflect the Operational and Financial Performance of Constellium and its Business Units, the Financial Performance Award will include two components:

•     The Management Adjusted Free or Operational Cash Flow

•     The Adjusted Management EBITDA

The Financial Performance Award accounts for 70% of the total target award. Each of the two components accounts for 50% of these 70%.

Appendix 1: Definitions of the components.

Parental Concept

In order to identify and generate synergies throughout the company, the EPA plan is designed to encourage individual plants, business units and corporate to work closely together to achieve common strategic, operating and financial goals.

Therefore, the Financial Performance Award element of the EPA is defined - depending on the level of the employee - on one or more financial results of Constellium Corporate, the BU and the site/OMU/PMU.

The EPA grid in appendix 2 defines the relative weight of each level in the organization. If relevant, the 35% weight for local results in EAS will be split between the site (20%) and the operating unit (15%).

The functions (finance, HR, IT, purchasing) or “shared services” (maintenance, EHS,...), which operate on a site where multiple BU’s are rewarded, based on the results of the leading BU, i.e. SSH for Singen and GATI for Sierre.

The functions which are dedicated to one BU are rewarded fifty - fifty on Constellium and the BU.

Appendix 2 : 2012 Parental grid.

EHS Objective	The EHS objective for Constellium and the different entities is established at the beginning of each performance period. The objective on corporate level is defined in Recordable Case Rate and number of Serious Injuries. For the Business Units and sites only the Recordable Case Rate is taken into account. There will be no payout for the EHS objective in case of a fatality or type I (major) environmental event.

Individual/Team Award (ITA)

Individual/Team objectives are established by the applicable supervisor according to the IPCM (Individual Performance Career and Management) process.

The performance rating on the two main objectives is used to calculate the EPA rating. The employee agrees with his/her supervisor which of the objectives will be used for the bonus calculation at the end of the fiscal year and indicate them as such in the IPCM system by adding “EPA relevant” to the objective description.

Objective Setting (Commitments)	Annual objectives will be aligned with and developed in conjunction with the annual budget business planning process and True North Metrics (Cash, EHS, Innovation, OTD).

Constellium Employees Performance Award (EPA) Plan

Payout Mechanism

Payout scale

The payout scale defines the performance levels at which the Threshold Bonus (85% of the target bonus), the Target Bonus and the Maximum Bonus (150% of the target bonus) are being paid.

The levels of FCF / EBITDA for Constellium, the BU’s and the local entities are defined as part of the annual budget process. The Target Bonus FCF / EBITDA levels will be based on the annual budget, and if achieved will warrant a 100% payout of the Financial Performance Award.

The various key milestones are set forth below:

•      No achievement of Threshold Bonus FCF / EBITDA will result in a 0% payout.

•      Achievement of Target Bonus FCF / EBITDA (which is equal to budget) will result in a 100% payout.

•      Achievement of a Maximum Bonus FCF / EBITDA will result in a 150% payout.

Achievement of a result between the Threshold Bonus and the Target Bonus, as well as between the Target Bonus and the Maximum Bonus will result in a proportionate, linear, payout of the Financial Performance Award portion of the EPA such as defined in Appendix 3 for Constellium Group.

The financial component pay out for the Corporate functions is capped by the highest pay out in one of the Business Units.

The total EPA pay out for Constellium is capped at a maximum of 12.5% profit share of the additional EBITDA delivered above target - see page 9. In case the sum of all payouts would exceed this cap, the all bonus results will be reduced proportionally to respect the defined ceiling.

The FCF and EBITDA results are considered as independent performance parameters, each with a relative weight of 35%. For each element, the respective threshold and maximum values are applicable.

Restructuring costs are below the line, as far as they are properly documented and in compliance with IFRS definitions. If there are some large expenses that are incurred in 2012 due principally to cost reduction actions taken in 2012 that are not technically IFRS qualified, the CEO/CFO will examine them on a case by case basis to determine if they can be added back to EBITDA or FCF for purposes of 2012 EPA.

For entities reporting in a currency other than the Euro, actual Adjusted Management EBITDA and actual Management Adjusted Operational Cash Flow will be restated at budget FX rates

Payout approval	The bonus pay outs need to be approved by HR and the line management - two levels up

Constellium Employees Performance Award (EPA) Plan

Illustrative Award Calculation

The Total Award is the sum of the weighted FCF / EBITDA rating (70%) EHS rating (10%) and Individual objectives contribution (20%) as follows:

Total Award= target bonus x (FCF/EBITDA rating x 70% +EHS rating x 10% + Ind Obj rating x 20%

Constellium Employees Performance Award (EPA) Plan

Appendix 1 2012 EPA - FINANCIAL DEFINITIONS

•	Adjusted Management EBITDA

•

Adjusted EBITDA based on 2012 Budget approved adjusted items & definitions. For entities reporting in a currency other than the Euro, notably in Switzerland, USA and Czech Republic, actual Adjusted Management EBITDA and actual Management Adjusted Operational Cash Flow will be restated at Budget FX rates.

•	Excluding Moving Average effect and internal EPSAG Fees & FX/LME Hedging fees

•	BU/OU Targets based on Management Adjusted Operational Cash Flow

• Operating Cash Flow Defined as:	Adjusted. EBITDA incl. MA
+/- Change in non-cash items
+/- Change in TWC
less CapEx

•	Excludes any partnership dividends for Forging and EPSAG Fees & FX/LME Hedging fees

•	Constellium Group Target based on Management Adjusted Free Cash Flow

• Free Cash Flow Defined as:	Operational Cash Flow
+/- Other Non-Trade Cash from Operations
less: Taxes
less: Financing Costs
less: Restructuring Costs
less: Separation & Other Costs
add: CapEx reimbursements

•	Capital Expenditure (CapEx)

•	CapEx is additions + change in CapEx payables … Normalized [fixed] at Budgeted level

•	Change in Trade Working Capital (TWC)

•	Change in: Trade Receivables, Trade Payables & Inventory

•	Neutral to any financing, factoring or letter of credit arrangements

•	Calculated as based on 12-month averages (2012 less 2011) … Normalized for average LME (methodology TBD)

Constellium Employees Performance Award (EPA) Plan

Appendix 2 - EPA 2012 Parental concept (Financial component)

2012 EPA PARENTAL GRID
EPA Participants :	Financial Performance Award
	Management Adjusted Constellium FCF/EBITDA	Management Adjusted BU OFCF/EBITDA	PU / MU / Sites OFCF / EBITDA

Executive Management Committee / Constellium team members	70%

Bus Operational team members (Sales when it is the case, Technical assistance, Business dvlpt, Project, Technology…) Bus Functional team members	35%	35%

OU / MU / Sites Operational and functional positions	15%	20%	35%

Constellium Employees Performance Award (EPA) Plan

Appendix 3 - EPA 2012 Financial Payout - Constellium Group

EBITDA

EBITDA (MEur)	% PAYOUT EPA
186,2	85%
197,1	90%
202,6	92,5%
208,1	95%
219	100%
230	110%
241,1	120%
252,1	130%
263,1	140%
274,2	150%

FCF

FCF (MEur)	% PAYOUT EPA
9,3	85%
16,5	90%
20,0	92,5%
23,6	95%
30,7	100%
37,9	110%
45,0	120%
52,2	130%
59,4	140%
66,5	150%

Constellium Employees Performance Award (EPA) Plan

EBITDA

EPA %	EBITDA	EBITDA Var.(€M)	EBITDA Var.(%)	EPA(35%)	Incr. AT	Incr. Pay	Profit Share
85%	€186,2	(€33)	-15%	€0,00	€7,922	€2,298	29,01%
90%	€197,1	(€22)	-10%	€2,30	€3,961	€1,149	29,01%
92,5%	€202,6	(€16)	-7%	€3,45	€3,961	€1,149	29,01%
95%	€208,1	(€11)	-5%	€4,60	€7,922	€2,298	29,01%
100%	€219,0			€6,89
110%	€230,0	€11	5%	€7,58	€11,030	€0,689	6,25%
120%	€241,1	€22	10%	€8,27	€11,030	€0,689	6,25%
130%	€252,1	€33	15%	€8,96	€11,030	€0,689	6,25%
140%	€263,1	€44	20%	€9,65	€11,030	€0,689	6,25%
150%	€274,2	€55	25%	€10,34	€11,030	€0,689	6,25%

Tax rate	350%
Profit share	6,25%

FCF

EPA %	FCF	FCF Var.(€M)	FCF Var. (%)	EPA(35%)	Incr.AT	Incr. Pay	Profit Share
85%	9,3€	(€21)	-70%	€0,00	€7,922	€2,298	29,01%
90%	16,5€	(€14)	-46%	€2,30	€3,961	€1,149	29,01%
92,5%	20,0€	(€11)	-35%	€3,45	€3,961	€1,149	29,01%
95%	23,6€	(€7)	-23%	€4,60	€7,922	€2,298	29,01%
100%	30,7€			€6,89
110%	37,9€	€7	23%	€7,58	€11,030	€0,689	6,25%
120%	45,0€	€14	47%	€8,27	€11,030	€0,689	6,25%
130%	52,2€	€22	70%	€8,96	€11,030	€0,689	6,25%
140%	59,4€	€29	93%	€9,65	€11,030	€0,689	6,25%
150%	66,5€	€36	117%	€10,34	€11,030	€0,689	6,25%